UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008 (December 25, 2008)

AMPAL-AMERICAN ISRAEL CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Abba Even St. Ackerstein Tower C, 9th Floor P.O. Box 12215 Herzliya, Israel	46733
(Address of Principal Executive Offices)	(Zip Code)

(866) 447-8636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1. Option Amendment.

On December 25, 2008, Ampal-American Israel Corporation (Nasdaq: AMPL) (“Ampal”) entered into an Amendment, dated December 25, 2008 (the “Option Amendment”) to the previously disclosed Option Agreement, dated December 25, 2007 (the “Original Option Agreement”), with Merhav (M.N.F) Ltd. ("Merhav") providing Ampal with the option (the “Option”) to acquire a 35% equity interest in a sugarcane ethanol production project (the "Project") in Colombia being developed by Merhav. Merhav is a multinational corporation with interests in a range of sectors, including energy, infrastructure projects, and agriculture.

Under the Original Option Agreement, the Option expired on the earlier of December 25, 2008 or the date (the “Financing Date”) on which both (i) Merhav obtained third-party debt financing for the Project and (ii) an unaffiliated third party holds at least a 25% equity interest in the Project. The Option Amendment extends the expiration of the Option to the earlier of December 31, 2009 or the Financing Date.

The Option Amendment also provides that in determining the price to be paid by Ampal for shares pursuant to the Option under the Valuation Model (as defined below), the parties have agreed to review the discount rate set forth in the Valuation Model to determine whether the discount rate should be increased, provided, however, that the purchase price shall not exceed the amount Ampal would have paid without giving effect to the Option Amendment. The maximum purchase price for any interest in the Project purchased by Ampal pursuant to the Option would be (A) with respect to any portion of such interest being purchased by conversion of the outstanding balance of the Amended Promissory Note referred to below, the lesser of (i) a price based on a currently agreed valuation model as updated from time to time to reflect changes in project, financing and other similar costs (the “Valuation Model”) as such updates are reviewed by Houlihan Lokey Howard & Zukin at the time of the Option’s exercise or (ii) the lowest price paid by any unaffiliated third party for an interest in the Project, or (B) with respect to any portion of such interest in the Project being purchased in excess of the balance of the Amended Promissory Note, the lowest price paid by an unaffiliated third party for its interest in the Project, unless no unaffiliated third party has purchased an interest in the Project, in which case the purchase price will be based on the Valuation Model.

2. Amended and Restated Promissory Note and Guaranty.

As previously disclosed, in partial consideration for the grant of the Option, Ampal loaned Merhav $20 million to fund the purchase of the 11,000 hectares of property in Colombia required for growing sugarcane and the construction of an ethanol production facility for the Project, pursuant to a Promissory Note, dated as of December 25, 2007, by Merhav in favor of Ampal (the “Original Promissory Note”). In consideration for Merhav entering into the Option Amendment, Ampal agreed to certain amendments to the Original Promissory Note reflected in an Amended and Restated Promissory Note, dated December 25, 2008 (the “Amended Promissory Note”), amending and restating the Original Promissory Note. The Amended Promissory Note provides for (i) an increase in the interest rate from LIBOR plus 2.25% to LIBOR plus 3.25% and (ii) an extension of the maturity date of the Original Promissory Note to December 31, 2009.

In addition, Ampal, as a condition of amending and restating the Original Promissory Note, received a personal Guaranty dated as of December 25, 2008 (the “Guaranty”) from Yosef A. Maiman personally guaranteeing the obligations of Merhav under the Amended Promissory Note.

The loan also continues to be secured by Merhav’s pledge to Ampal, pursuant to a Pledge Agreement dated December 25, 2007, between Merhav and Ampal, of all of the shares of Ampal’s Class A Common Stock, par value $1.00 per share, owned by Merhav.

Yosef A. Maiman, the Chairman, President and CEO of the Company and a member of the controlling shareholders group of the Company, is the sole owner of Merhav. Because of the foregoing relationship, a special committee of the Board of Directors composed of the Company’s independent directors negotiated and approved the transaction.

The foregoing descriptions of the Option Amendment, Amended and Restated Promissory Note and Guaranty do not purport to be complete and are qualified in their entirety by reference to the agreements, which the Company intends to file as an exhibit to its next annual report on form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: December 31, 2008	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs